Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Anika Therapeutics, Inc.

Charles H. Sherwood, Ph.D., CEO

Kevin W. Quinlan, CFO

(781) 932-6616

ANIKA THERAPEUTICS APPOINTS LIFE SCIENCES VETERAN
RAYMOND J. LAND TO BOARD OF DIRECTORS

Woburn, Mass.– January 25, 2006 – Anika Therapeutics, Inc. (Nasdaq: ANIK) today announced that it has appointed Raymond J. Land as a new independent director on the company’s board.  Land will become the chairperson of the board’s audit committee.  He has more than 30 years of experience in senior finance roles, the past 16 in the life sciences industry.  Today the company also announced that Samuel F. McKay has resigned from the company’s board to devote more time to other business and personal commitments.

“Ray is a seasoned financial executive with significant experience at publicly held life sciences companies,” said Joseph L. Bower, Donald Kirk David Professor of Business Administration, Harvard Business School, Anika’s lead director.  “He has been successful in overseeing corporate growth, developing and executing strategic plans, and completing major financial transactions.  His industry experience and financial acumen will be valuable assets to the board.”

Last year, Land joined Orchid Cellmark, a publicly traded provider of identity DNA testing services, as chief financial officer.  For eight years, Land was senior vice president and chief financial officer of Genencor International, where he completed an IPO and oversaw significant sales and income growth.  Land also served for five years as senior vice president and chief financial officer of West Pharmaceutical Services, and for nine years in financial management positions at Campbell Soup Company.  Land is a certified public accountant and holds a BA from Temple University, Ambler, in accounting/finance.  He also serves on the board of Mountain View Pharmaceuticals.

“I would like to thank Sam for his 10 years of dedication to Anika,” continued Bower.  “We valued his guidance on the board and wish him well in his future endeavors.”  McKay is a general partner of Axiom Venture Partners Limited Partnership and the chief executive officer of Axiom Venture Advisors, Inc.

“Working with Anika and the Anika Board over the past ten years has been extremely gratifying” said McKay.  McKay led Anika’s 1995 venture financing and joined the board at that time.  “It is typical for venture investors to leave a public company board after their work is done and after their Partnership’s investment cycle is completed. I feel good about doing so at this point in time and when there is someone of Ray Land’s high caliber joining the board”. McKay continued.

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products and devices intended to promote the repair, protection and healing of bone, cartilage and soft tissue.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  Anika products include OrthoVisc®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek and Ortho Biotech Products, L.P., and Hyvisc®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.  Anika manufactures Amvisc™ and Amvisc Plus™, HA viscoelastic products for ophthalmic surgery.  It also produces STAARVISC™-II, which is distributed by STAAR Surgical Company and Shellgel™ for Cytosol Ophthalmics, Inc.